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                                                                    EXHIBIT 21.1


           Subsidiaries of Film Roman, Inc., a Delaware Corporation
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1)  Film Roman, Inc., a California corporation

2) Namor Productions, Inc., a California corporation (wholly owned by Film Roman, Inc., a California corporation)

3)  Chalk Line Productions, Inc., a California corporation